Exhibit 99.1

110 Allen Road

Suite 401

Basking Ridge, NJ 07920

September 27, 2021

Joseph Lucchese

Subject: Employment Offer

Dear Joseph,

On behalf of Timber Pharmaceuticals Inc (“Timber” or the “Company”), I am pleased to extend to you an offer to continue your role as Executive Vice President, Finance and Chief Financial Officer, but on a full time basis. This position will continue to be located at Timber’s headquarter offices, with the location at 110 Allen Road, Basking Ridge New Jersey. You will report to the CEO. You and I will immediately develop a plan to transition to other activities so that substantially all of your business time shall be spent on Timber activities, but your full time salary will start on October 1, 2021. I am excited about your continuing on an increased basis to help build our high value medical dermatology company.

The terms of your employment offer are outlined below:

●	Monthly base pay of $29,167 which, when annualized, is equivalent to $350,000 per year.
●	Participation in a Performance Bonus Plan with a target of 40% of your base salary, based on company and individual achievement. Your bonus will be based on your performance meeting mutually established individual goals and objectives to support the growth strategy of the Company as well as the Company’s overall performance.
●	Subject to the approval of the Company’s Board of Directors or its Compensation Committee and the approval of the Company’s shareholders, you will be granted an option to purchase 361,163 shares of the common stock of Timber Pharmaceuticals, Inc. (the “Option”) pursuant to the Timber Pharmaceuticals, Inc. 2020 Omnibus Equity Incentive Plan (the “Plan”). The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted and will be no less than the fair market value per share on the date of grant. The Option will be subject to the terms and conditions of the Plan and the applicable stock option grant agreement. You will vest in 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable stock option grant agreement.
●	Sign on bonus: As the CFO position is now transitioning to a full time basis from the current part time basis, the Bonus calculation for the 2021 bonus shall be adjusted in the following way:
o	40% instead of 30% as was described in your current part time compensation
o	$350,000 base salary versus $210,000 as described in your current part time compensation
o	This bonus will be effective from January 1, 2021
o	In number this means a potential $140,000 in bonus for calendar year 2021 (versus $63,000 in the current part time compensation plan)
o	This bonus, as with all bonuses and other forms of variable compensation within Timber, is subject to Board approval after the end of the year.
●	As a regular, full-time employee of the Company, you will be eligible to participate in any Employee Benefit Plans that the Company puts in place. The benefits currently include health (with a prescription drug benefit), vision and dental insurance, and that additional benefits will be put in place as the Company grows. A company-wide policy on benefits, including a 401(k) plan, will be developed as the Company grows. The Company will pay for 100% of the healthcare/dental and vision benefit in place at the time.

●	A computer will be provided by the Company for use on Company related business. As Timber does not currently issue mobile phones to its employees, Timber will provide $75/month as a cell phone supplement to your salary.
●	As a regular, full time employee of the Company you will accrue vacation and sick leave. Vacation will accrue at the rate of 1.67 days per month, or twenty (20) days per year.

This offer of employment does not represent an employment contract. You will be an employee at will, and just as you retain the right to resign, with or without notice or cause, Timber has the same right with respect to termination of your employment.

If you understand and accept these terms, please sign and return one copy of this offer letter to me.

I would love to have you increase your role with Timber and be an even greater part of building a great company. Should you have any questions regarding this offer, please feel free to contact me at: 973 452 8548.

Sincerely,

/s/John Koconis

John Koconis

CEO

Timber Pharmaceuticals, Inc.

Agreed to and Accepted by:

_____/s/ Joseph Lucchese______________ ______September 27, 2021________

Joseph LuccheseDate